Exhibit 99.1

July 26, 2012

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

VULCAN ANNOUNCES EARNINGS FOR THE

SECOND QUARTER OF 2012

Continued Earnings Improvement Driven by Increased Gross Margins and
Reduced Overhead Expenses

Aggregates Gross Margin Up 220 Basis Points and Total Overhead Expenses
Down 16 Percent from Second Quarter 2011

Birmingham, Alabama – July 26, 2012 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, today announced earnings for the second quarter ended June 30, 2012. The Company also provided an update on its Profit Enhancement Plan.

Second Quarter 2012 Results Summary

•	Aggregates segment gross profit improved $9 million, or 9 percent, reflecting lower unit cost of sales due to improved productivity and cost reduction initiatives. All key labor and energy efficiency metrics for aggregates improved for the quarter.
o	On a same-store basis, aggregates shipments increased slightly from the prior year period, notwithstanding the pull-forward effect of seasonally favorable weather conditions during the first quarter and the effects of Tropical Storm Debby in Florida in June. Overall, shipments decreased 1 percent due to the sale of operations in Indiana in 2011.
o	Aggregates pricing increased slightly, offsetting some of the earnings effect of a less favorable geographic mix.
•	Gross profit from non-aggregates segments decreased by $4 million, due principally to higher costs for liquid asphalt.
•	Selling, administrative and general (SAG) expenses in the second quarter decreased $12 million, or 16 percent, from the prior year due mainly to cost reduction and restructuring initiatives.
•	Adjusted EBITDA, as reflected in the attached financial tables, was $127 million in the second quarter of 2012, an increase of $10 million, or 8 percent, over the second quarter of last year.

Don James, Chairman and Chief Executive Officer, stated, “The improvement in our second quarter operating results demonstrates the continuing benefits of our ongoing focus on reducing overhead costs and maximizing operating efficiency across the organization. Despite weaker volumes in several of our most profitable markets, Aggregates segment gross profit margin improved by 220 basis points. Cash earnings per ton of aggregates increased to $4.57 per ton. Both of these improvements demonstrate our cost reduction efforts and the earnings potential of our aggregates business, particularly as volume across our geographic markets recovers.”

Mr. James continued, “Trends in both the private and public sector construction markets remain positive. In particular, we are encouraged by the passage of the new multi-year highway bill by Congress in late June, which should provide state departments of transportation with funding certainty they need to move forward on infrastructure programs. We remain focused on executing our initiatives and aggressively managing other items under our control. This will enable us to continue to generate higher levels of earnings and cash flow, further improve our operating leverage, reduce overhead costs and strengthen our credit profile.”

Commentary on 2Q 2012 Segment Results

Second quarter Aggregates segment gross profit increased $9 million from the prior year reflecting lower cost of sales. Improved production efficiency and lower unit cost across most major cost categories more than offset the earnings effect of a 1 percent decline in aggregates shipments. All key labor productivity and energy efficiency metrics improved from the prior year. Unit cost for diesel fuel decreased 4 percent, accounting for $1 million of the increase in gross profit. The Company achieved double-digit growth in shipments in a number of key states, including Alabama, Florida, Illinois and Texas. Shipments in Virginia and California continued to show improvement as compared to the prior year. These year-over-year increases in aggregates shipments were due mainly to large infrastructure project work – primarily highways – and increased private construction activity. While volume growth was strong in Florida, severe wet weather in June as a result of Tropical Storm Debby limited the quarterly gain. Aggregates volumes declined by double-digit percentages in Georgia, North Carolina and South Carolina, which are some of our most profitable markets. These declines reflected demand weakness as well as the effect of favorable weather conditions that accelerated shipments into the first quarter from the second quarter. Collectively, on a same-store basis, aggregates shipments in these three states declined 15 percent while volume elsewhere increased 4 percent versus the prior year. The average sales price for aggregates increased slightly from the prior year’s second quarter.

Asphalt Mix segment gross profit was $5 million compared with $8 million in the prior year’s second quarter. The unit cost for liquid asphalt increased 7 percent, reducing segment earnings by approximately $3 million. The average sales price for asphalt mix increased slightly from the prior year, offsetting most of the earnings effect of an 8 percent decline in volumes.

For the second quarter of 2012, Concrete segment gross profit was a loss of $9 million, in line with the prior year. Ready-mixed concrete volumes increased 6 percent from the prior year. The earnings effect of higher volumes was offset by an unfavorable geographic mix. Cement segment gross profit was a loss of $2 million versus a loss of $1 million in the prior year’s second quarter. A planned maintenance outage at the Company’s cement plant in Florida, as well as costs related to a production disruption due to heavy rain and power outages from Tropical Storm Debby, negatively affected segment earnings in the second quarter.

The following table summarizes the year-over-year earnings improvement relative to revenue growth.

Year-over-Year Change (Millions)
Quarterly		Year-to-Date
Change		Change
	Aggregates
(0.5)	Shipments (tons)	2.3
$(7.3)	Segment Revenue	$16.7
$9.0	Gross Profit	$32.3
	Non-aggregates
$1.2	Segment Revenue	$22.1
$(3.9)	Gross Profit	$1.9
	Total Company
$(8.6)	Net Sales	$35.0
$5.1	Gross Profit	$34.2
$9.9	Adjusted EBITDA	$51.8

EBITDA and earnings for the second quarter of 2012 included $32 million of costs related to the unsolicited exchange offer by Martin Marietta, a $12 million gain on the sale of mitigation credits in California and $5 million in costs referable to implementation of the Profit Enhancement Plan and Restructuring initiatives. Excluding these items, Adjusted EBITDA improved $10 million and adjusted earnings from continuing operations improved $0.02 per diluted share.

			Continuing Operations
EBITDA (Millions)			EPS, Diluted
2Q2012	2Q2011		2Q2012	2Q2011
$103.1	$115.6	As Reported	$(0.13)	$(0.05)
32.0	-	Exchange Offer Costs	0.15	-
4.5	1.8	Restructuring Costs	0.02	0.01
(12.3)	-	Gain on Sale of Assets	(0.06)	-
-	-	Debt Tender Offer	-	0.12
-	-	Annual Effective Tax Rate Q2 True-up	-	(0.12)
$127.3	$117.4		$(0.02)	$(0.04)

Profit Enhancement Plan and Planned Asset Sales

As previously announced, the Profit Enhancement Plan includes cost reductions and other profit enhancement initiatives intended to improve Vulcan’s run-rate profitability, as measured by EBITDA, by more than $100 million annually at current volumes. The Profit Enhancement Plan is focused on three areas – sourcing, general & administrative costs and transportation/logistics.

Mr. James stated, “Employees throughout the Company are implementing actions that are contributing to our results. Thanks to their continued efforts, we expect to achieve our goal for 2012. Through the first half of 2012, we’ve been keenly focused on managing costs and have reduced total Company controllable costs by $55 million. This includes the benefit of our previously announced restructuring as well as the initial results of our Profit Enhancement Plan. The largest portion of restructuring and implementation costs associated with the Profit Enhancement Plan, approximately $4.5 million, was incurred in the second quarter. The Company expects to incur an additional $3 million in restructuring and implementation costs as work is completed in the second half of 2012.

“Execution of the Profit Enhancement Plan initiatives remains a top management priority. As communicated previously, the majority of these actions build on previously announced restructuring and ERP investments. Although the business remains inherently local and decentralized, the Company will continue to leverage the benefits of its national scale and operating expertise while consolidating certain support functions.

“In addition, the Company continues to make progress with its Planned Asset Sales which are designed to strengthen Vulcan’s balance sheet, unlock capital for more productive uses and create value for shareholders. The Company has maintained active discussions and negotiations with multiple potential purchasers. The discussions involve potential sales and other transactions involving a broad range of assets. While the ultimate composition and timing of transactions remains difficult to project, the Company’s objective is $500 million in net after-tax proceeds from asset sales.”

2012 Outlook

Through the first half of 2012, adjusted EBITDA was $175 million, up from $123 million in the prior year. In the second half of 2012, Vulcan expects adjusted EBITDA of approximately $325 million, a $102 million increase from the second half of 2011.

Included in this second half improvement are approximately $23 million from gains on the routine sale of real estate that is not part of the Planned Asset Sales and savings from the restructuring initiative announced late last year and completed during the first quarter of 2012. The Company expects the balance of the year-over-year EBITDA improvement to be realized from cost reduction initiatives underway across the organization, including additional savings from the Profit Enhancement Plan, as well as a year-over-year improvement in second half segment earnings in aggregates, concrete and asphalt. The Company expects controllable costs in the second half of 2012 to decrease approximately $50 million from the prior year. Full year SAG costs are now expected to be approximately $260 million.

Aggregates freight-adjusted pricing is expected to increase 1 to 3 percent in 2012. Aggregates demand should benefit from a recovery in private construction activity and stability in highway funding in our markets. As a result, same-store shipments are expected to increase 1 to 3 percent versus the prior year. Total aggregates shipments for the full year are expected to be flat to 2 percent higher as a result of the sale of Indiana operations in 2011. The uneven pace of growth in shipments through the first half of 2012 across our key markets make forecasting overall volume growth more difficult. The full year outlook assumes a more normal geographic mix of shipments in the second half of 2012.

Non-aggregates segment earnings are expected to increase approximately $25 million versus the prior year due mostly to improved earnings results in asphalt and concrete. Asphalt Mix segment earnings are expected to increase due to second half growth in shipments as a result of the timing of certain projects in California. In the Concrete segment, volumes should continue to benefit from growth in private construction activity in the second half of the year. Cement earnings are expected to approach break-even for the year.

Unit costs for diesel fuel are expected to increase modestly from second half 2011 levels resulting in a full year increase of 1 to 5 percent from the prior year.

Based on these assumptions, Vulcan expects 2012 adjusted EBITDA of approximately $500 million. This full year EBITDA expectation excludes results from Planned Asset Sales, as well as costs associated with the unsolicited exchange offer. The Company expects capital spending to be $100 million in 2012.

Conference Call

Vulcan will host a conference call at 10:00 a.m. CDT on July 26, 2012. Investors and other interested parties in the U.S. may access the teleconference live by calling 800-573-4752 approximately 10 minutes before the scheduled start. International participants can dial 617-224-4324. The access code is 19919538. A live webcast and accompanying slides will be available via the Internet through Vulcan's home page at www.vulcanmaterials.com. The conference call will be recorded and available for replay approximately two hours after the call through August 2, 2012.

Vulcan Materials Company, a member of the S&P 500 Index, is the nation's largest producer of construction aggregates, a major producer of asphalt mix and concrete and a leading producer of cement in Florida.

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may" or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks that Vulcan's intentions, plans and results with respect to cost reductions, profit enhancements and asset sales, as well as streamlining and other strategic actions adopted by Vulcan, will not be able to be realized to the desired degree or within the desired time period and that the results thereof will differ from those anticipated or desired; uncertainties as to the timing and valuations that may be realized or attainable with respect to intended asset sales; those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; the impact of a prolonged economic recession on Vulcan's industry, business and financial condition and access to capital markets; changes in the level of spending for private residential and nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; the impact of Vulcan's below investment grade debt rating on Vulcan's cost of capital; volatility in pension plan asset values which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to previously divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; the potential of goodwill impairment; the potential impact of future legislation or regulations relating to climate change or greenhouse gas emissions or the definition of minerals; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

 Table A

Vulcan Materials Company
and Subsidiary Companies

	(Amounts and shares in thousands, except per share data)

	Three Months Ended		Six Months Ended
Consolidated Statements of Earnings	June 30		June 30
(Condensed and unaudited)	2012	2011	2012	2011
Net sales	$648,890	$657,457	$1,148,741	$1,113,773
Delivery revenues	45,246	44,514	81,277	75,398
Total revenues	694,136	701,971	1,230,018	1,189,171

Cost of goods sold	542,951	556,617	1,020,844	1,020,039
Delivery costs	45,246	44,514	81,277	75,398
Cost of revenues	588,197	601,131	1,102,121	1,095,437

Gross profit	105,939	100,840	127,897	93,734
Selling, administrative and general expenses	61,914	74,062	126,826	151,271
Gain on sale of property, plant & equipment
and businesses, net	13,152	2,919	19,678	3,373
Recovery from legal settlement	-	-	-	25,546
Restructuring charges	(4,551)	(1,831)	(5,962)	(2,137)
Exchange offer costs	(32,060)	-	(42,125)	-
Other operating income (expense), net	(904)	(4,378)	720	(6,940)
Operating earnings (loss)	19,662	23,488	(26,618)	(37,695)

Other nonoperating income (expense), net	(709)	(20)	2,391	1,361
Interest expense, net	53,687	70,911	105,954	113,161
Loss from continuing operations
before income taxes	(34,734)	(47,443)	(130,181)	(149,495)
Benefit from income taxes	(17,749)	(40,341)	(56,145)	(77,771)
Loss from continuing operations	(16,985)	(7,102)	(74,036)	(71,724)
Earnings (loss) on discontinued operations, net of tax	(1,298)	(1,037)	3,700	8,852
Net loss	$(18,283)	$(8,139)	$(70,336)	$(62,872)
Basic earnings (loss) per share:
Continuing operations	$(0.13)	$(0.05)	$(0.57)	$(0.55)
Discontinued operations	(0.01)	(0.01)	0.03	0.06
Net loss per share	$(0.14)	$(0.06)	$(0.54)	$(0.49)
Diluted earnings (loss) per share:
Continuing operations	$(0.13)	$(0.05)	$(0.57)	$(0.55)
Discontinued operations	(0.01)	(0.01)	0.03	0.06
Net loss per share	$(0.14)	$(0.06)	$(0.54)	$(0.49)
Weighted-average common shares
outstanding:
Basic	129,676	129,446	129,634	129,263
Assuming dilution	129,676	129,446	129,634	129,263
Cash dividends declared per share
of common stock	$0.01	$0.25	$0.02	$0.50
Depreciation, depletion, accretion and
amortization	$84,116	$92,137	$169,283	$182,723
Effective tax rate from continuing operations	51.1%	85.0%	43.1%	52.0%

 Table B

Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands, except per share data)

Consolidated Balance Sheets	June 30	December 31	June 30
(Condensed and unaudited)	2012	2011	2011
			As Restated (a)
Assets
Cash and cash equivalents	$158,301	$155,839	$106,744
Restricted cash	-	81	109
Accounts and notes receivable:
Accounts and notes receivable, gross	397,506	321,391	397,423
Less: Allowance for doubtful accounts	(7,375)	(6,498)	(7,641)
Accounts and notes receivable, net	390,131	314,893	389,782
Inventories:
Finished products	266,265	260,732	259,109
Raw materials	24,457	23,819	26,300
Products in process	3,974	4,198	4,930
Operating supplies and other	39,910	38,908	38,926
Inventories	334,606	327,657	329,265
Current deferred income taxes	43,357	43,032	45,704
Prepaid expenses	24,840	21,598	22,394
Total current assets	951,235	863,100	893,998
Investments and long-term receivables	28,506	29,004	37,251
Property, plant & equipment:
Property, plant & equipment, cost	6,697,685	6,705,546	6,739,908
Less: Reserve for depr., depl. & amort.	(3,419,174)	(3,287,367)	(3,197,163)
Property, plant & equipment, net	3,278,511	3,418,179	3,542,745
Goodwill	3,086,716	3,086,716	3,097,016
Other intangible assets, net	694,972	697,502	694,509
Other noncurrent assets	140,135	134,813	121,736
Total assets	$8,180,075	$8,229,314	$8,387,255

Liabilities and Equity
Current maturities of long-term debt	$285,152	$134,762	$5,230
Short-term borrowings	-	-	100,000
Trade payables and accruals	171,834	103,931	153,729
Other current liabilities	159,481	167,560	178,677
Total current liabilities	616,467	406,253	437,636
Long-term debt	2,528,387	2,680,677	2,785,843
Noncurrent deferred income taxes	687,337	732,528	756,557
Other noncurrent liabilities	604,948	618,239	535,136
Total liabilities	4,437,139	4,437,697	4,515,172
Equity:
Common stock, $1 par value	129,393	129,245	129,224
Capital in excess of par value	2,560,824	2,544,740	2,534,562
Retained earnings	1,261,501	1,334,476	1,376,026
Accumulated other comprehensive loss	(208,782)	(216,844)	(167,729)
Total equity	3,742,936	3,791,617	3,872,083
Total liabilities and equity	$8,180,075	$8,229,314	$8,387,255

(a)	The June 30, 2011 balance sheet reflects corrections of errors related to current and deferred income taxes, which have a corresponding impact on retained earnings.

Table C

Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)

	Six Months Ended
Consolidated Statements of Cash Flows	June 30
(Condensed and unaudited)	2012	2011

Operating Activities
Net loss	$(70,336)	$(62,872)
Adjustments to reconcile net loss to
net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	169,283	182,723
Net gain on sale of property, plant & equipment and businesses	(31,014)	(15,657)
Contributions to pension plans	(2,248)	(1,995)
Share-based compensation	3,601	8,849
Deferred tax provision	(51,613)	(92,031)
Cost of debt purchase	-	19,153
Changes in assets and liabilities before initial
effects of business acquisitions and dispositions	(20,033)	(37,591)
Other, net	(701)	6,437
Net cash provided by (used for) operating activities	(3,061)	7,016

Investing Activities
Purchases of property, plant & equipment	(33,584)	(51,512)
Proceeds from sale of property, plant & equipment	26,069	6,717
Proceeds from sale of businesses, net of transaction costs	11,827	12,284
Other, net	49	1,364
Net cash provided by (used for) investing activities	4,361	(31,147)

Financing Activities
Net short-term payments	-	(185,500)
Payment of current maturities and long-term debt	(105)	(737,739)
Cost of debt purchase	-	(19,153)
Proceeds from issuance of long-term debt	-	1,100,000
Debt issuance costs	-	(17,904)
Proceeds from issuance of common stock	-	4,936
Dividends paid	(2,590)	(64,570)
Proceeds from exercise of stock options	3,524	3,232
Other, net	333	32
Net cash provided by financing activities	1,162	83,334

Net increase in cash and cash equivalents	2,462	59,203
Cash and cash equivalents at beginning of year	155,839	47,541
Cash and cash equivalents at end of period	$158,301	$106,744

Table D

Segment Financial Data and Unit Shipments

	(Amounts in thousands, except per unit data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
Total Revenues
Aggregates segment (a)	$471,147	$478,440	$826,765	$810,031
Intersegment sales	(39,277)	(39,525)	(70,397)	(69,297)
Net sales	431,870	438,915	756,368	740,734
Concrete segment (b)	103,055	98,185	195,526	180,419
Intersegment sales	(441)	-	(892)	-
Net sales	102,614	98,185	194,634	180,419
Asphalt Mix segment	103,691	110,888	175,047	175,535
Intersegment sales	-	-	-	-
Net sales	103,691	110,888	175,047	175,535
Cement segment (c)	20,326	16,824	40,842	33,354
Intersegment sales	(9,611)	(7,355)	(18,150)	(16,269)
Net sales	10,715	9,469	22,692	17,085
Total
Net sales	648,890	657,457	1,148,741	1,113,773
Delivery revenues	45,246	44,514	81,277	75,398
Total revenues	$694,136	$701,971	$1,230,018	$1,189,171

Gross Profit
Aggregates	$111,837	$102,872	$145,886	$113,616
Concrete	(9,039)	(9,030)	(21,344)	(23,440)
Asphalt Mix	5,182	8,319	4,522	8,126
Cement	(2,041)	(1,321)	(1,167)	(4,568)
Total gross profit	$105,939	$100,840	$127,897	$93,734

Depreciation, depletion, accretion and amortization
Aggregates	$64,628	$71,144	$129,512	$141,215
Concrete	11,381	13,195	23,474	26,233
Asphalt Mix	2,395	1,948	4,817	3,924
Cement	4,124	4,728	8,560	9,049
Corporate and other unallocated	1,588	1,122	2,920	2,302
Total DDA&A	$84,116	$92,137	$169,283	$182,723

Unit Shipments
Aggregates customer tons	35,980	36,405	63,166	60,928
Internal tons (d)	2,744	2,825	5,010	4,966
Aggregates - tons	38,724	39,230	68,176	65,894
Ready-mixed concrete - cubic yards	1,068	1,009	2,033	1,868
Asphalt Mix - tons	1,838	1,998	3,123	3,239

Cement customer tons	96	74	205	127
Internal tons (d)	123	96	231	219
Cement - tons	219	170	436	346

Average Unit Sales Price (including internal sales)
Aggregates (freight-adjusted) (e)	$10.38	$10.36	$10.32	$10.35
Ready-mixed concrete	$92.36	$92.81	$92.09	$92.00
Asphalt Mix	$55.29	$55.00	$54.85	$53.61
Cement	$77.79	$78.38	$78.02	$77.23

(a)	Includes crushed stone, sand and gravel, sand, other aggregates, as well as transportation and service revenues associated with the aggregates business.
(b)	Includes ready-mixed concrete, concrete block, precast concrete, as well as building materials purchased for resale.
(c)	Includes cement and calcium products.
(d)	Represents tons shipped primarily to our downstream operations (e.g., asphalt mix and ready-mixed concrete). Sales from internal shipments are eliminated in net sales presented above and in the accompanying Condensed Consolidated Statements of Earnings.
(e)	Freight-adjusted sales price is calculated as total sales dollars (internal and external) less freight to remote distribution sites divided by total sales units (internal and external).

Table E

1. Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows for the six months ended June 30 is summarized below:

	(Amounts in thousands)

	2012	2011

Supplemental Disclosure of Cash Flow Information
Cash paid (refunded) during the period for:
Interest	$103,626	$102,984
Income taxes	9,074	(33,070)

Supplemental Schedule of Noncash Investing and Financing Activities
Liabilities assumed in business acquisition	-	13,774
Accrued liabilities for purchases of property, plant & equipment	3,890	6,414
Fair value of equity consideration for business acquisition	-	18,529

2. Reconciliation of Non-GAAP Measures

Generally Accepted Accounting Principles (GAAP) does not define "free cash flow", "Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)" and "cash earnings." Thus, free cash flow should not be considered as an alternative to net cash provided by operating activities or any other liquidity measure. Likewise, EBITDA and cash earnings should not be considered as alternatives to earnings measures defined by GAAP. We present these metrics for the convenience of investment professionals who use such metrics in their analyses, and for shareholders who need to understand the metrics we use to assess performance and to monitor our cash and liquidity positions. The investment community often uses these metrics as indicators of a company's ability to incur and service debt. We use free cash flow, EBITDA, cash earnings and other such measures to assess the operating performance of our various business units and the consolidated company. We do not use these metrics as a measure to allocate resources. Reconciliations of these metrics to their nearest GAAP measures are presented below:

Free Cash Flow

Free cash flow deducts purchases of property, plant & equipment from net cash provided by operating activities.

	(Amounts in thousands)

	Six Months Ended
	June 30
	2012	2011
Net cash provided by (used for) operating activities	$(3,061)	$7,016
Purchases of property, plant & equipment	(33,584)	(51,512)
Free cash flow	$(36,645)	$(44,496)

Table F

Reconciliation of Non-GAAP Measures (Continued)

EBITDA and Cash Earnings

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization. Cash earnings adjusts EBITDA for net interest expense and current taxes.

	(Amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011

Reconciliation of Net Loss to EBITDA and Cash Earnings

Net loss	$(18,283)	$(8,139)	$(70,336)	$(62,872)
Benefit from income taxes	(17,749)	(40,341)	(56,145)	(77,771)
Interest expense, net	53,687	70,911	105,954	113,161
(Earnings) loss on discontinued operations, net of tax	1,298	1,037	(3,700)	(8,852)
EBIT	18,953	23,468	(24,227)	(36,334)
Plus: Depreciation, depletion, accretion and amortization	84,116	92,137	169,283	182,723

EBITDA	$103,069	$115,605	$145,056	$146,389
Less: Interest expense, net	(53,687)	(70,911)	(105,954)	(113,161)
Current taxes	(2,314)	(2,167)	6,312	(13,766)
Cash earnings	$47,068	$42,527	$45,414	$19,462

Adjusted EBITDA

EBITDA	$103,069	$115,605	$145,056	$146,389
Plus: Recovery from legal settlement	-	-	-	(25,546)
Gain on sale of real estate and mitigation credits	(12,342)	-	(18,321)	-
Restructuring charges	4,551	1,831	5,962	2,137
Exchange offer costs	32,060	-	42,125	-
Adjusted EBITDA	$127,338	$117,436	$174,822	$122,980

EBITDA Bridge		Three Months Ended	Six Months Ended
(Amounts in millions)		June 30	June 30
		EBITDA	EBITDA
Continuing Operations - 2011 Actual		$116	$146
Plus:	Recovery from legal settlement	-	(26)
	Restructuring charges	1	3
2011 EBITDA from operations		117	123

Increase / (Decrease) due to:
Aggregates:	Volumes	(3)	13
	Selling prices	1	(2)
	Lower costs and other items	4	9
Concrete		(2)	(1)
Asphalt Mix		(3)	(3)
Cement		(2)	3
Lower selling, administrative and general expenses		12	24
Other		3	9
2012 EBITDA from operations		127	175

Plus:	Gain on sale of real estate	12	18
	Restructuring charges	(4)	(6)
	Exchange offer costs	(32)	(42)
Continuing Operations - 2012 Actual		$103	$145